Exhibit 99.1

Summit Materials, Inc. Reports First Quarter 2017 Results

- Net Revenue Increased 24.5% Y/Y to $259.0 million

-Generated Positive Organic Price and Volume Growth in Aggregates and Cement

- Raising Full-Year 2017 Adjusted EBITDA Guidance to a Range of $430 million to $445 million

DENVER, CO. - (May 3, 2017) - Summit Materials, Inc. (NYSE: SUM, “Summit” or the “Company”), a leading vertically integrated construction materials company, today announced results for the first quarter 2017.

For the three months ended April 1, 2017, the Company reported a basic loss per share of ($0.50) on a net loss of ($52.4) million, compared to a basic loss per share of ($0.42) on a net loss of ($21.1) million in the prior year period.  On an adjusted basis, Summit reported a diluted loss per share of ($0.50) on a net loss of ($54.8) million, versus a diluted loss per share of ($0.42) on a net loss of ($42.5) million in the prior year period.

“Our business performed ahead of expectations during the first quarter, as organic growth in materials sales volumes and average selling prices contributed to strong year-over-year increases in gross margins and Adjusted EBITDA,” stated Tom Hill, CEO of Summit Materials.  “Demand within our core early-cycle residential and commercial construction markets continues to accelerate, while a combination of federal and state level funding for critical infrastructure projects remains a significant opportunity for us, particularly in Texas where a combination of FAST Act, Proposition 1 and Proposition 7 funding combine to support robust multi-year investment in public infrastructure.”

“We forecast positive organic materials volume and price growth for the full-year 2017,” continued Hill. “Within our aggregates businesses, Utah, Virginia and the Carolinas are poised for another strong year, while our businesses in Austin and Vancouver have rebounded from prior year levels, with both regions reporting solid organic volume growth in the first quarter.  As expected, our Cement Segment has continued to benefit from a combination of steady demand for product within our Mississippi River corridor markets and sustained growth in average selling prices,” continued Hill.  “On an organic basis, sales volumes and average selling prices for cement increased 17.6% and 6.3%, respectively, in the first quarter 2017, when compared to the prior year period.”

“On a year-to-date basis, we have completed six acquisitions, including four transactions that have closed since February,” continued Hill.  “Together, these four acquisitions bring another 90 million tons of permitted aggregates reserves into our portfolio, while expanding our vertically-integrated aggregates and products businesses in Northeast Houston, South Carolina, Missouri and Vancouver.  Our acquisition pipeline remains very active, with more than 20 transactions currently under review, including four potential acquisitions that are in late-stage diligence.”

“Given contributions from recently completed acquisitions, together with expectations for continued organic growth within our business, we have increased our full-year Adjusted EBITDA guidance,” continued Hill.  “For the full-year 2017, we project total Adjusted EBITDA in the range of $430 million to $445 million, up from the prior range of $410 million to $425 million.  On a year-to-date basis, we have invested $180 million across six transactions, positioning us to meet or possibly exceed our full-year acquired EBITDA target of $40 million to $60 million per year.  We are pleased with our strong start to the year and look forward to building on this momentum as we continue to create value for our shareholders.”

“Exiting the first quarter, we had more than $370 million in cash and availability under our revolving credit facility,” stated Brian Harris, CFO of Summit Materials.  “Given continued growth in trailing twelve-month free cash flow, together with available cash and liquidity, we are well positioned to support the ongoing growth of our business.”

“Net leverage was 3.7x as of April 1, 2017, versus 4.5x in the prior year period and down from 3.9x at year-end 2016,” continued Harris.  “Looking ahead, we continue to target a further reduction in net leverage to approximately 3.0x by year-end 2017, assuming the mid-point of our upwardly revised 2017 Adjusted EBITDA guidance.”

First Quarter 2017 | Financial Performance

Net revenue increased by 24.5% to $259.0 million in the first quarter 2017, versus $208.0 in the prior year period.  The improvement in net revenue was primarily attributable to acquisition related sales volumes, higher organic sales volumes of aggregates, cement and asphalt, together with higher organic sales prices on aggregates and cement.

Gross profit increased 29.3% to $66.7 million in the first quarter 2017, versus $51.6 million in the prior year period.  Gross profit generated from the Company’s aggregates and cement assets represented 50% of total gross profit in the first quarter 2017, consistent with the prior year period.  Adjusted EBITDA increased 62% year-over-year to $13.6 million, versus $8.4 million in the prior year period, in what is typically the seasonally slowest quarter of the year.

Selling, general and administrative expense increased 28.9% to $58.5 million, versus $45.4 million in the prior year period.  Increased labor expense was mainly related to increased salaries and benefits resulting from completed acquisitions, coupled with higher employee incentive compensation.

The Company reported an adjusted diluted net loss of ($0.50) per diluted share in the first quarter 2017, using 110.2 million weighted-average total shares. The shares of Class A common stock are issued by Summit Materials, Inc., and as such the earnings and equity interests of non-controlling interests, including LP units, are not included in basic earnings per share. Summit believes adjusted diluted net loss and Adjusted EPS are more representative of earnings performance, as these measures exclude the non-operating impact to earnings per share of any potential exchange of LP units for Class A common stock in any given quarter.

West Segment:  Adjusted EBITDA increased by 18.2% to $15.7 million in the first quarter 2017, when compared to the prior year period.  Adjusted EBITDA margin increased to 11.9% in the first quarter 2017, versus 11.7% in the prior year period.  Improved organic growth in average selling prices for aggregates, strong organic volume growth in asphalt and acquisition-related EBITDA contributions were partially offset by a decline in organic aggregates and ready-mix volumes, along with a slight organic decline in organic ready-mix average selling prices.

East Segment:  Adjusted EBITDA increased by 37.0% to $4.3 million in the first quarter 2017, when compared to the prior year period.  Adjusted EBITDA margin was down slightly to 5.2% in the first quarter 2017, versus 5.3% in the prior year period.  Improved organic growth in average selling prices for aggregates, strong organic volume growth in aggregates and asphalt and acquisition-related EBITDA contributions were partially offset by a slight organic decline in ready-mix concrete volumes.

Cement Segment:  Adjusted EBITDA increased to $2.7 million in the first quarter 2017, versus $1.0 million in the prior year period.  Adjusted EBITDA margin increased to 6.1% in the first quarter 2017, up from 2.9% in the prior year period.  A year-over-year increase in average selling prices, organic sales volumes, improved production efficiencies and cost reductions all contributed to improved results.

First Quarter 2017 | Results by Line of Business

Aggregates Business:   Aggregates net revenues increased by 23.5% to $61.6 million the first quarter 2017, when compared to the prior year period.  Aggregates gross profit as a percentage of aggregates net revenues increased 70 basis points to 43.6% in the first quarter 2017, versus 42.9% in the prior year period.  Organic aggregates sales volumes and average selling prices increased 0.6% and 2.9%, respectively, in the first quarter 2017, when compared to the prior year period.  Improved market conditions in the Company’s Austin, North Texas and Vancouver markets, together with continued strength in the Utah markets, contributed to the year-over-year improvement in organic volumes.

Cement Business:  Cement segment net revenues increased 29.0% to $43.8 million in the first quarter 2017, when compared to the prior year period.  Cement gross profit as a percentage of cement segment net revenues was 14.3% in the first quarter 2017, 150 basis points higher than in the prior year period.  Organic sales volumes and average selling prices of cement increased 17.6% and 6.3%, respectively, when compared to the prior year period.  Favorable weather conditions and new customer acquisitions contributed to strong organic demand in the first quarter, while continued organic growth in sales prices was attributable to previously announced price increases.

Products Business:  Net revenues increased 21.9% to $124.0 million in the first quarter 2017, when compared to the prior year period.  Products gross margin as a percentage of net revenues declined 190 basis points to 21.2% in the first quarter 2017, when compared to the prior year period.  Organic sales volumes of asphalt and ready-mix concrete increased 64.5% and decreased 11.4%, respectively, when compared to the prior year period.  Strong paving activity in the Austin market contributed to increased organic volume growth in asphalt, while lower organic sales volumes of ready-mix concrete was attributable to residential softness in the Houston market.

Acquisition Program Update

The Company has completed six acquisitions on a year-to-date basis, including four acquisitions that have closed since February 2017.  In total, these four acquisitions bring to Summit approximately 90 million tons of permitted aggregates reserves, four quarries, three ready-mix concrete plants, one asphalt plant and related paving operations.  The four acquisitions represent compelling bolt-on opportunities to existing platform businesses in Texas, South Carolina, Missouri and British Columbia.  The total combined acquisition spend on the four acquisitions was approximately $70 million.  Together with the previously announced acquisitions of Everist Materials and Razorback Concrete, the combined year-to-date acquisition spend is approximately $180 million.

Hanna’s Bend Aggregate (Texas).  Hanna’s Bend is a sand and gravel supplier with significant permitted reserves in northeast Houston.  Hanna’s Bend is an ideal fit with Summit’s existing aggregates operations in the Houston market.  The Company estimates that Hanna’s Bend’s end-market exposure is largely weighted toward non-residential and residential construction markets.

Carolina Sand (South Carolina).  Carolina Sand is a construction and specialty sand supplier that enhances Summit’s existing exposure to the coastal South Carolina market and brings attractive synergy opportunities to the Company’s business in that region. The Company estimates that Carolina Sand’s end-market exposure is entirely weighted toward the private markets, with an emphasis on non-residential construction.

Sandidge Concrete (Missouri).  Sandidge is a ready-mix concrete business in southern Missouri that represents an attractive bolt-on acquisition to our existing Con-Agg platform.  The Company estimates that Sandidge’s end market exposure is weighted mainly toward private markets with some public market exposure.

Winvan Paving (British Columbia).  Vancouver-based Winvan is an asphalt and paving company that represents an attractive bolt-on acquisition to our aggregates business in British Columbia and is consistent with our vertically integrated materials growth strategy.  The Company estimates that Winvan’s end-market exposure is weighted equally between private and public markets.

Liquidity and Capital Resources

At April 1, 2017, the Company had cash on hand of $156.1 million and borrowing capacity under its revolving credit facility of $215.4 million.  The borrowing capacity on the revolving credit facility is net of $19.6 million of outstanding letters of credit, and is fully available to the Company within the terms and covenant requirements of its credit agreement.  As of April 1, 2017, the Company had $1.5 billion in debt outstanding.  The Company’s debt instruments are long-dated.  The Company’s $235.0 million revolving credit facility has a maturity of March 2020, while the $250 million 8.5% senior unsecured notes and the $650 million 6.125% senior unsecured notes have maturities of April 2022 and July 2023, respectively.  The Company also has a $639 million senior secured term loan maturing July 2022.  The Company’s weighted average estimated cost of debt was 5.6% as of March 2017.

2017 Financial Guidance & Outlook

The Company is raising its full-year 2017 Adjusted EBITDA guidance from a range of $410.0 million to $425.0 million to a range of $430 million to $445 million.  The upwardly revised Adjusted EBITDA outlook assumes organic improvement, coupled with the partial-year impact of the six acquisitions announced since the beginning of 2017.  No additional potential acquisitions are included within the Company’s full-year 2017 Adjusted EBITDA guidance.

Including the impact of six acquisitions completed on a year-to-date basis, the Company is raising its gross capital expenditure guidance by $5 million to a range of $140 million to $160 million for the full-year 2017.  Revised capital expenditure guidance includes several maintenance and profit-improvement projects.  Longer-term, the Company expects gross capital expenditures to approximate 7-8% of net revenue per annum.

Webcast and Conference Call Information

Summit Materials will conduct a conference call today at 11:00 a.m. eastern time (9:00 a.m. mountain time) to review the Company’s first quarter 2017 financial results.  A webcast of the conference call and accompanying presentation materials will be available in the Investors section of Summit’s website at investors.summit-materials.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:	1-877-407-0784
International Live:	1-201-689-8560
Conference ID:	86972581

To listen to a replay of the teleconference, which will be available through June 3, 2017:

Domestic Replay:	1-844-512-2921
International Replay:	1-412-317-6671
Conference ID:	13658813

About Summit Materials

Summit Materials is a leading vertically integrated materials-based company that supplies aggregates, cement, ready-mix concrete and asphalt in the United States and British Columbia, Canada. Summit is a geographically diverse, materials-based business of scale that offers customers a single-source provider of construction materials and related downstream products in the public infrastructure, residential and nonresidential, and end markets. Summit has a strong track record of successful acquisitions since its founding and continues to pursue growth opportunities in new and existing markets.  For more information about Summit Materials, please visit www.summit-materials.com.

Non-GAAP Financial Measures

The Securities and Exchange Commission (“SEC”) regulates the use of “non-GAAP financial measures,” such as Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, gross profit, free cash flow and net leverage which are derived on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). We have provided these measures because, among other things, we believe that they provide investors with additional information to measure our performance, evaluate our ability to service our debt and evaluate certain flexibility under our restrictive covenants. Our adjusted net income, Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin and gross profit may vary from the use of such terms by others and should not be considered as alternatives to or more important than net income (loss), operating income (loss), revenue or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or to cash flows as measures of liquidity.

Adjusted EBITDA, Adjusted EBITDA margin and other non-GAAP measures have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. Some of the limitations of Adjusted EBITDA are that these measures do not reflect: (i) our cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) changes in, or cash requirements for, our working capital needs; (iii) interest expense or cash requirements necessary to service interest and principal payments on our debt; and (iv) income tax payments we are required to make. Because of these limitations, we rely primarily on our U.S. GAAP results and use Adjusted EBITDA, Adjusted EBITDA margin and other non-GAAP measures on a supplemental basis.

Adjusted EBITDA, Adjusted EBITDA margin, gross profit, adjusted net income (loss), Adjusted EPS and free cash flow reflect additional ways of viewing aspects of our business that, when viewed with our GAAP results and the accompanying reconciliations to U.S. GAAP financial measures included in the tables attached to this press release, may provide a more complete understanding of factors and trends affecting our business. We strongly encourage investors to review our consolidated financial statements in their entirety and not rely on any single financial measure.

Reconciliations of the non-GAAP measures used in this press release are included in the attached tables.  Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “trends,” “plans,” “estimates,” “projects” or “anticipates” or similar expressions that concern our strategy, plans, expectations or intentions. Any and all statements made relating to the expectations for our anticipated benefits from recent acquisitions, the macroeconomic outlook for our markets, potential acquisition activity, our estimated and projected earnings, margins, costs, expenditures, cash flows, sales volumes and financial results are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect our actual results.

In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. Important factors could affect our results and could cause results to differ materially from those expressed in our forward-looking statements, including but not limited to the factors discussed in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov.

We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

($ in thousands, except share and per share amounts)

	Three months ended
	April 1,	April 2,
	2017	2016
Revenue:
Product	$225,017	$180,102
Service	34,027	27,937
Net revenue	259,044	208,039
Delivery and subcontract revenue	25,233	20,340
Total revenue	284,277	228,379
Cost of revenue (excluding items shown separately below):
Product	166,968	132,396
Service	25,371	24,054
Net cost of revenue	192,339	156,450
Delivery and subcontract cost	25,233	20,340
Total cost of revenue	217,572	176,790
General and administrative expenses	58,468	45,370
Depreciation, depletion, amortization and accretion	39,748	32,360
Transaction costs	1,273	3,316
Operating loss	(32,784)	(29,457)
Interest expense	24,969	21,577
Loss on debt financings	190	—
Other income, net	(657)	(334)
Loss from operations before taxes	(57,286)	(50,700)
Income tax benefit	(2,178)	(8,166)
Net loss	(55,108)	(42,534)
Net loss attributable to noncontrolling interest in subsidiaries	(98)	(79)
Net loss attributable to Summit Holdings (1)	(2,566)	(21,337)
Net loss attributable to Summit Inc.	$(52,444)	$(21,118)
Loss per share of Class A common stock:
Basic	$(0.50)	$(0.42)
Diluted	$(0.50)	$(0.42)
Weighted average shares of Class A common stock:
Basic	105,171,661	50,882,663
Diluted	105,171,661	50,882,663

(1)	Represents portion of business owned by private interests

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

($ in thousands, except share and per share amounts)

	April 1,	December 31,
	2017	2016
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$156,107	$143,392
Accounts receivable, net	154,844	162,377
Costs and estimated earnings in excess of billings	14,926	7,450
Inventories	186,998	157,679
Other current assets	12,038	12,800
Total current assets	524,913	483,698
Property, plant and equipment, less accumulated depreciation, depletion and amortization (April 1, 2017 - $518,554 and December 31, 2016 - $484,554)	1,528,259	1,446,452
Goodwill	848,034	782,212
Intangible assets, less accumulated amortization (April 1, 2017 - $5,700 and December 31, 2016 - $7,854)	17,685	17,989
Other assets	52,972	51,115
Total assets	$2,971,863	$2,781,466
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of debt	$6,500	$6,500
Current portion of acquisition-related liabilities	17,852	24,162
Accounts payable	105,390	81,565
Accrued expenses	100,720	111,605
Billings in excess of costs and estimated earnings	12,860	15,456
Total current liabilities	243,322	239,288
Long-term debt	1,513,057	1,514,456
Acquisition-related liabilities	33,715	32,664
Other noncurrent liabilities	134,049	135,019
Total liabilities	1,924,143	1,921,427

Stockholders’ equity:
Class A common stock, par value $0.01 per share; 1,000,000,000 shares authorized, 106,403,740 and 96,033,222 shares issued and outstanding as of April 1, 2017 and December 31, 2016, respectively	1,065	961
Class B common stock, par value $0.01 per share; 250,000,000 shares authorized, 100 shares issued and outstanding as of April 1, 2017 and December 31, 2016	—	—
Additional paid-in capital	1,068,156	824,304
Accumulated (deficit) earnings	(33,416)	19,028
Accumulated other comprehensive loss	(1,186)	(2,249)
Stockholders’ equity	1,034,619	842,044
Noncontrolling interest in consolidated subsidiaries	1,280	1,378
Noncontrolling interest in Summit Holdings	11,821	16,617
Total stockholders’ equity	1,047,720	860,039
Total liabilities and stockholders’ equity	$2,971,863	$2,781,466

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

($ in thousands)

	Three months ended
	April 1,	April 2,
	2017	2016
Cash flow from operating activities:
Net loss	$(55,108)	$(42,534)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion, amortization and accretion	43,343	36,817
Share-based compensation expense	4,748	2,036
Deferred income tax benefit	(2,354)	(17)
Net gain on asset disposals	(1,665)	(1,683)
Non-cash loss on debt financings	85	—
Other	783	130
Decrease (increase) in operating assets, net of acquisitions:
Accounts receivable, net	13,847	22,281
Inventories	(24,677)	(25,612)
Costs and estimated earnings in excess of billings	(7,480)	(1,981)
Other current assets	1,494	(9,583)
Other assets	(726)	351
Increase (decrease) in operating liabilities, net of acquisitions:
Accounts payable	4,169	(618)
Accrued expenses	(20,664)	(17,890)
Billings in excess of costs and estimated earnings	(2,703)	(2,552)
Other liabilities	1,369	(1,103)
Net cash used in operating activities	(45,539)	(41,958)
Cash flow from investing activities:
Acquisitions, net of cash acquired	(112,333)	(249,111)
Purchases of property, plant and equipment	(51,056)	(39,125)
Proceeds from the sale of property, plant and equipment	4,325	6,019
Other	974	—
Net cash used for investing activities	(158,090)	(282,217)
Cash flow from financing activities:
Proceeds from equity offerings	237,600	—
Capital issuance costs	(638)	—
Proceeds from debt issuances	—	250,000
Debt issuance costs	(699)	(5,001)
Payments on debt	(3,566)	(3,458)
Payments on acquisition-related liabilities	(16,414)	(11,973)
Distributions from partnership	(79)	—
Other	40	—
Net cash provided by financing activities	216,244	229,568
Impact of foreign currency on cash	100	446
Net increase (decrease) in cash	12,715	(94,161)
Cash and cash equivalents—beginning of period	143,392	186,405
Cash and cash equivalents—end of period	$156,107	$92,244

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Revenue Data by Segment and Line of Business

($ in thousands)

	Three months ended		Year ended
	April 1,	April 2,	December 31,	January 2,
	2017	2016	2016	2016

Net Revenue by Segment
West	$131,974	$113,847	$736,573	$719,485
East	83,235	60,204	470,614	374,997
Cement	43,835	33,988	281,087	195,484
Net Revenue	$259,044	$208,039	$1,488,274	$1,289,966

Net Revenue by Line of Business
Materials
Aggregates	$61,622	$49,908	$264,609	$219,040
Cement (1)	39,435	28,536	250,349	167,696
Products	123,960	101,658	708,050	657,107
Total Materials and Products	225,017	180,102	1,223,008	1,043,843
Services	34,027	27,937	265,266	246,123
Net Revenue	$259,044	$208,039	$1,488,274	$1,289,966

Gross Profit
Materials
Aggregates	$26,840	$21,417	$164,129	$130,163
Cement (1)	6,262	4,353	127,185	84,187
Products	26,219	23,475	188,611	162,466
Services	7,384	2,344	74,346	65,219
Gross Profit	$66,705	$51,589	$554,271	$442,035

Gross Profit Margin (2)
Materials
Aggregates	43.6%	42.9%	62.0%	59.4%
Cement (3)	14.3%	12.8%	45.2%	43.1%
Products	21.2%	23.1%	26.6%	24.7%
Services	21.7%	8.4%	28.0%	26.5%
Total Gross Margin	25.8%	24.8%	37.2%	34.3%

(1)

Net revenue for the cement line of business excludes revenue associated with the processing of hazardous and non-hazardous waste, which is processed into fuel and used in the cement plants and is included in services net revenue. Additionally, net revenue from cement swaps and other cement-related products are included in products net revenue. The cement segment gross profit includes the earnings from the waste processing operations, cement swaps and other products.

(2)	Gross profit margin defined as gross profit divided by net revenue.
(3)	Cement gross profit margin defined as cement gross profit divided by cement segment net revenue.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Volume and Price Statistics

(Units in thousands)

	Three months ended
Total Volume	April 1, 2017	April 2, 2016
Aggregates (tons)	7,963	6,962
Cement (tons)	362	284
Ready-mix concrete (cubic yards)	906	762
Asphalt (tons)	362	217

	Three months ended
Pricing	April 1, 2017	April 2, 2016
Aggregates (per ton)	$9.84	$9.34
Cement (per ton)	111.48	103.89
Ready-mix concrete (per cubic yards)	103.04	105.33
Asphalt (per ton)	53.98	58.30

Year over Year Comparison	Volume	Pricing
Aggregates (per ton)	14.4%	5.4%
Cement (per ton)	27.5%	7.3%
Ready-mix concrete (per cubic yards)	18.9%	(2.2)%
Asphalt (per ton)	66.8%	(7.4)%

Year over Year Comparison (Excluding acquisitions)	Volume	Pricing
Aggregates (per ton)	0.6%	2.9%
Cement (per ton)	17.6%	6.3%
Ready-mix concrete (per cubic yards)	(11.4)%	(1.5)%
Asphalt (per ton)	64.5%	(7.3)%

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Reconciliations of Gross Revenue to Net Revenue by Line of Business

($ and Units in thousands)

	Three months ended April 1, 2017
			Gross Revenue	Intercompany	Net
	Volumes	Pricing	by Product	Elimination/Delivery	Revenue
Aggregates	7,963	$9.84	$78,370	$(16,748)	$61,622
Cement	362	111.48	40,304	(869)	39,435
Materials			$118,674	$(17,617)	$101,057
Ready-mix concrete	906	103.04	93,358	(181)	93,177
Asphalt	362	53.98	19,562	(61)	19,501
Other Products			57,563	(46,281)	11,282
Products			$170,483	$(46,523)	$123,960

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Reconciliations of Non-GAAP Financial Measures

($ in thousands, except share and per share amounts)

The tables below reconcile our net loss to Adjusted EBITDA by segment for the three months ended April 1, 2017 and April 2, 2016.

Reconciliation of Net Loss to Adjusted EBITDA	Three months ended April 1, 2017
by Segment	West	East	Cement	Corporate	Consolidated
(in thousands)
Net loss	$(2,026)	$(12,093)	$(4,713)	$(36,276)	$(55,108)
Interest expense	1,904	685	(650)	23,030	24,969
Income tax expense (benefit)	2	—	—	(2,180)	(2,178)
Depreciation, depletion and amortization	15,468	15,187	7,990	659	39,304
EBITDA	$15,348	$3,779	$2,627	$(14,767)	$6,987
Accretion	195	191	58	—	444
Loss on debt financings	—	—	—	190	190
Transaction costs	37	—	—	1,236	1,273
Non-cash compensation	—	—	—	4,748	4,748
Other	119	378	—	(509)	(12)
Adjusted EBITDA	$15,699	$4,348	$2,685	$(9,102)	$13,630
Adjusted EBITDA Margin (1)	11.9%	5.2%	6.1%		5.3%

Reconciliation of Net Loss to Adjusted EBITDA	Three months ended April 2, 2016
by Segment	West	East	Cement	Corporate	Consolidated
(in thousands)
Net loss	$(4,562)	$(9,437)	$(7,462)	$(21,073)	$(42,534)
Interest expense	1,986	1,891	3,174	14,526	21,577
Income tax benefit	(61)	—	—	(8,105)	(8,166)
Depreciation, depletion and amortization	15,748	10,273	5,245	634	31,900
EBITDA	$13,111	$2,727	$957	$(14,018)	$2,777
Accretion	288	158	14	—	460
Transaction costs	148	—	—	3,168	3,316
Non-cash compensation	—	—	—	2,036	2,036
Other	(268)	288	—	(200)	(180)
Adjusted EBITDA	$13,279	$3,173	$971	$(9,014)	$8,409
Adjusted EBITDA Margin (1)	11.7%	5.3%	2.9%		4.0%

(1)	Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of net revenue.

The table below reconciles our net loss per share attributable to Summit Materials, Inc. to adjusted diluted net loss per share for the three months ended April 1, 2017 and April 2, 2016. The per share amount of the net income attributable to Summit Materials, Inc. presented in the table is calculated using the total equity interests for the purpose of reconciling to adjusted diluted net loss per share.

	Three months ended
	April 1, 2017		April 2, 2016
Reconciliation of Net Loss Per Share to Adjusted Diluted EPS	Net Loss	Per Share	Net Loss	Per Share
Net loss attributable to Summit Materials, Inc.	$(52,444)	$(0.48)	$(21,118)	$(0.21)
Adjustments:
Net loss attributable to noncontrolling interest	(2,566)	(0.02)	(21,337)	(0.21)
Loss on debt financings, net of tax	190	—	—	—
Adjusted diluted net loss	$(54,820)	$(0.50)	$(42,455)	$(0.42)
Weighted-average shares:
Class A common stock	105,171,661		50,882,663
LP Units outstanding	5,069,805		50,261,491
Total equity interest	110,241,466		101,144,154

The following table reconciles operating loss to gross profit and gross margin for the three months ended April 1, 2017 and April 2, 2016.

	Three months ended
	April 1,	April 2,
Reconciliation of Operating Loss to Gross Profit	2017	2016
(in thousands)
Operating loss	$(32,784)	$(29,457)
General and administrative expenses	58,468	45,370
Depreciation, depletion, amortization and accretion	39,748	32,360
Transaction costs	1,273	3,316
Gross Profit (exclusive of items shown separately)	$66,705	$51,589
Gross Margin (exclusive of items shown separately) (1)	25.8%	24.8%

(1)	Gross margin is defined as gross profit as a percentage of net revenue.

The following table reconciles net cash used for operating activities to free cash outflow for the three months ended April 1, 2017 and April 2, 2016.

	Three months ended
	April 1,	April 2,
	2017	2016
Net loss	$(55,108)	$(42,534)
Non-cash items	44,940	37,283
Net loss adjusted for non-cash items	(10,168)	(5,251)
Change in working capital accounts	(35,371)	(36,707)
Net cash used in operating activities	(45,539)	(41,958)
Capital expenditures, net of asset sales	(46,731)	(33,106)
Free cash outflow	$(92,270)	$(75,064)

Contact:

Mr. Noel Ryan

Vice President, Investor Relations

Summit Materials, Inc.

noel.ryan@summit-materials.com